Exhibit 10.13

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is hereby entered into by Frank W. Lavelle (“LAVELLE”) and MedQuist Inc., together with its parents, subsidiaries, divisions, affiliates, related companies, predecessors and successors (“MEDQUIST”).

1.             Departure Date.  LAVELLE’s employment with MEDQUIST ended effective May 14, 2007 (the “Departure Date”).  As of the Departure Date, all titles, duties, responsibilities and authority assigned to LAVELLE as an officer of MEDQUIST ended.

2.             Termination of Employment Agreement/Survival of Certain Provisions.  As of the Departure Date, LAVELLE understands and agrees that the February 24, 2005 Employment Agreement between LAVELLE and MEDQUIST, as amended February 12, 2007 (collectively, the “Employment Agreement”), was terminated, except as may otherwise be provided for in the Employment Agreement or as may be required by operation of law.  Without limiting the foregoing, LAVELLE understands and agrees that the covenants and enforcement provisions of Section 4 of the Employment Agreement shall remain in effect in accordance with their terms.  Again without limiting the foregoing, LAVELLE and MEDQUIST additionally agree that the provisions of Section 6(e) of the Employment Agreement shall remain in effect in accordance with their terms, and the terms of any applicable insurance policy.  True and correct copies of the Employment Agreement documents are attached hereto as Exhibits A and B.

3.             No Future MedQuist Employment.  LAVELLE understands and agrees that: (a) he has no intention of applying for and will not apply for or otherwise seek reemployment or reinstatement with MEDQUIST; and (b) MEDQUIST has no obligation to reinstate, rehire, reemploy or hire LAVELLE at any time in the future.

4.             Consideration.  In consideration for LAVELLE entering into this Agreement and fully abiding by its terms, and assuming LAVELLE has not revoked the Agreement as described in Paragraph 18 below, MEDQUIST agrees to provide LAVELLE with the following consideration:

(a)           Separation Benefit.  The separation benefits set forth in Section 5(b) of the Employment Agreement;

(i)            With respect to such benefits, the parties agree that for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), separation benefits paid pursuant to Paragraph 4(a) above, (x) to the extent of payments made from the date of separation of LAVELLE’S employment through March 14th of the calendar year following such separation, are intended to constitute separate payments for purposes of Section l.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; and (y) to the extent such payments are made following said March 14th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon a separation from service and payable pursuant to Section l.409A—1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision. The parties agree that all amounts payable pursuant to Section 5(b)(l) of the employment agreement that are to be paid prior to the date which is six months after the date of separation of LAVELLE’S employment are amounts that meet the requirements of clause (x) above.  If the parties determine that payments (other than those described in clause (x) and (y) of the initial sentence of this Paragraph 4(a)(i)) hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code, the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Section 409A(a)(l) of the Code.
(ii)           The parties additionally agree that the reimbursement for costs incurred in obtaining outplacement services pursuant to Section 5(b)(2) of the Employment Agreement shall only be for costs incurred during the limited period described in Section 1.409A-1(b)(9)(v)(E) of the Treasury Regulations and be paid in accordance with such regulation.

(b)           Response to Inquiries.  MEDQUIST agrees that, in response to any inquiries regarding LAVELLE’s departure, it will only provide the information set forth in MEDQUIST’s May 14, 2007 press release regarding LAVELLE’s departure from MEDQUIST, a true and correct copy of which is attached hereto as Exhibit C.  LAVELLE shall direct any inquiries to Donna Jack at (856) 206-4905 or djack@medquist.com.

5.             No Other Compensation or Benefits Owing.  LAVELLE understands and agrees that, except as otherwise provided for in this Agreement and as may be required by the Employment Agreement, LAVELLE is not and will not be due any other compensation or benefits from MEDQUIST.

6.             Release by LAVELLE.  In consideration of the compensation, benefits and agreements provided for pursuant to this Agreement and the Employment Agreement, the sufficiency of which is hereby acknowledged, LAVELLE, for himself and for any person who may claim by or through him, releases and forever discharges MEDQUIST, and its past, present and future parents, subsidiaries, divisions, affiliates, related companies, predecessors, successors, officers, directors, attorneys, agents, and employees (the “Releasees”), from any and all claims or causes of action that LAVELLE had, has or may have, relating to LAVELLE’S employment with and/or separation from MEDQUIST, up until the date of this Agreement, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990 (“ADEA”), the Americans with Disabilities Act, the Employee Retirement Income Security Act (“ERISA); claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business injury of any kind; claims for breach of any agreement between LAVELLE and MEDQUIST or for any compensation or benefits provided for pursuant to any such agreement; and any and all other claims to any form of legal or equitable relief or damages; any other claims for compensation or benefits; or any claims for attorneys’ fees or costs.

7.             Exclusion for Certain Claims.  LAVELLE and MEDQUIST understand and agree that the release in Paragraph 6 shall not apply to any claims, including any claims under ADEA, arising after the effective date of this Agreement, nor shall anything herein prevent any party from instituting any action to enforce the terms of this Agreement.

8.             Exclusion of Filing EEOC Charges/Waiver of Individual Recovery.  LAVELLE and MEDQUIST understand and agree that nothing in this Agreement shall prevent LAVELLE from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any EEOC investigation or proceeding; provided, however, that LAVELLE waives any and all rights to recover any individual damages or relief in connection with any EEOC investigation or proceeding.

9.             Disclosure of Any Material Information.  As of the date LAVELLE signs this Agreement, LAVELLE represents and warrants that he has disclosed to MEDQUIST any information in his possession concerning any conduct involving MEDQUIST that he has any reason to believe may be unlawful, violates any MEDQUIST policy or would otherwise reflect poorly on MEDQUIST in any respect.

10.           Duty to Cooperate.  LAVELLE understands and agrees that he shall cooperate fully with MEDQUIST regarding any matter, including, but not limited to, any litigation, investigation, governmental proceeding or internal MEDQUIST review, which relates to any matter in which LAVELLE was involved or concerning which MEDQUIST reasonably determines LAVELLE may have responsive or relevant information.  LAVELLE further understands and agrees that such cooperation includes, but is not limited to, full disclosure of all relevant information; truthfully testifying and/or answering questions; and making himself reasonably available for interviews, depositions or court appearances in connection with any such litigation, investigation, proceeding or internal MEDQUIST review.  LAVELLE understands and agrees that he shall render any such cooperation in a timely manner and at such times and places as may be mutually agreeable to LAVELLE and MEDQUIST.  Upon submission of appropriate documentation, MEDQUIST shall reimburse LAVELLE for reasonable travel, lodging, meals, and telecommunications expenses incurred by LAVELLE in connection with his compliance with this Paragraph.  Except as may be prohibited by operation of law, LAVELLE understands and agrees that he shall immediately notify MEDQUIST if he is contacted for an interview or receives a subpoena or request for information in any matter related to or concerning his employment with MEDQUIST.  LAVELLE further understands and agrees that he will not initiate any communication or respond to any inquiry with a member of the press regarding his employment with MEDQUIST, and will refer any such inquiry to MEDQUIST.

11.           Return of Property.  LAVELLE represents and warrants that as of the date he signs this Agreement he has returned all property of MEDQUIST, regardless of the type or medium (i.e., hard or flash drive, computer disk, CD-ROM, DVD-ROM) upon which it is maintained, including, but not limited to, all customer lists, vendor lists, business plans and strategies, financial data or reports, memoranda, correspondence, software, contract terms, compensation and commission plans, and any other documents pertaining to the business of MEDQUIST, or its customers or vendors, as well as any credit cards, keys, identification cards, and any other documents, writings and materials that LAVELLE came to possess or otherwise acquired as a result of and/or in connection with LAVELLE’s employment with MEDQUIST.

Should LAVELLE later find any MEDQUIST property in LAVELLE’s possession, LAVELLE agrees to immediately return it.  LAVELLE further agrees not to maintain any copies of said property or make any copies of said property available to any third party.

12.           Non-Disparagement.  The parties agree not to engage in any form of conduct or to make any statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of LAVELLE or MEDQUIST; provided, however, that nothing in this Paragraph shall prohibit LAVELLE from lawfully responding to any inquiry in connection with a government investigation or proceeding, or in response to a lawfully-issued subpoena that is served upon LAVELLE, requiring him to give testimony.

13.           Remedies for Breach.  LAVELLE understands and agrees that a breach of this Agreement or any provision of the Employment Agreement that survives its expiration will result in immediate and irreparable injury to MEDQUIST.  LAVELLE, therefore, agrees that, in addition to any remedy MEDQUIST may have under the Agreement, the Employment Agreement, or applicable law, MEDQUIST shall be entitled to a forfeiture of any amounts still due and owing to LAVELLE under the terms of this Agreement or the Employment Agreement.  Nothing herein shall be construed as prohibiting MEDQUIST from pursuing any other remedies for any breach.

14.           Non-Admission by MedQuist.  LAVELLE understands and agrees that this Agreement shall not be deemed or construed as an admission of liability by MEDQUIST for any purpose.  Specifically, but without limiting the foregoing, LAVELLE understands and agrees that this Agreement shall not constitute an admission that any action by MEDQUIST relating to LAVELLE was in any way wrongful or unlawful.  LAVELLE further agrees that nothing contained in this Agreement can be used by LAVELLE, or any other individual in any way as precedent for future dealings with MEDQUIST, or any of its officers, directors, attorneys, agents or employees.

15.           General.

(a)           Severability.  If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law.

(b)           Successors.  This Agreement shall be binding upon, enforceable by, and inure to the benefit of LAVELLE, MEDQUIST and each Releasee, and LAVELLE’s and MEDQUIST’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and to any successor or assign of each Releasee, but neither this Agreement, nor any rights, payments, or obligations arising hereunder may be assigned, pledged, transferred, or hypothecated by LAVELLE or MEDQUIST.

(c)           Controlling Law and Venue.  This Agreement shall be construed and enforced under the laws of and before the courts of the State of New Jersey.  Any action relating to this Agreement or the Employment Agreement shall be brought in state court in Burlington County, New Jersey, or in Federal Court for the District of New Jersey.

(d)           Waiver.  No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver.  A waiver by any party hereto of a breach or default by another party of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

(e)           Notices.  All notices, requests, demands and other communications regarding this Agreement shall be in writing and delivered in person or sent by Registered or Certified U.S.  Mail, Postage Prepaid, Return Receipt Requested, and properly addressed as follows:

To MEDQUIST:	MedQuist Inc.
1000 Bishops Gate Boulevard
Suite 300
Mt. Laurel, NJ 08054-4632
Attention: General Counsel

To LAVELLE:	Frank W. Lavelle
4 Iddings Lane
Newtown Square, PA 19073

16.           Entire Agreement/Amendment.  The parties hereto agree that this Agreement and those provisions of the Employment Agreement that survive its expiration constitutes the entire agreement between LAVELLE and MEDQUIST, and that neither may be modified except by written document, signed by the parties hereto.

17.           Knowing and Voluntary Action.  LAVELLE acknowledges that he received this Agreement on May 14, 2007 and has consulted an attorney before signing this Agreement.  LAVELLE further represents and warrants that he has read this Agreement, has been given a period of at least twenty one (21) days to consider the Agreement; understands its meaning and application; and is signing of his own free will with the intent of being bound by it.  If LAVELLE elects to sign this Agreement prior to the expiration of twenty one (21) days, he has done so voluntarily and knowingly.

18.           Revocation of Agreement.  LAVELLE further acknowledges that he may revoke this Agreement at any time within a period of seven (7) days following the date he signs the Agreement.  Notice of revocation shall be made in writing, sent via Registered or Certified U.S.  Mail, Postage Prepaid, Return Receipt Requested and properly addressed to MEDQUIST in accordance with Paragraph 15 above.  Such revocation must be received by MEDQUIST by the close of business of the first day following the end of the seven-day revocation period.  This Agreement shall not become effective until after the time period for revocation has expired.

THIS SPACE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties have executed and agreed to this Agreement consisting of six (6) pages.

FRANK W. LAVELLE

/s/ Frank W. Lavelle
Date: June 17, 2007

MEDQUIST INC.

By:	/s/ Howard Hoffmann
Title: CEO
Date: June 28, 2007